Piscataway, NJ - December 27, 1999 - American Standard Companies Inc. (NYSE:ASD) today announced that Richard A. Kalaher is resigning his position as Vice President, General Counsel and Secretary of the Company effective year-end. Mr. Kalaher joined American Standard in 1994, overseeing the Company's global legal, environmental and corporate affairs staff. In 1995, he played an instrumental role in guiding American Standard's reemergence as a publicly traded company.